Exhibit 99.2

APPLIED DIGITAL SOLUTIONS
DIGITAL ANGEL CORPORATION

Moderator: Michael Krawitz
November 8, 2007
7:30 am CT

Operator intro: Good morning. My name is (Arnika) and I will be your conference operator today. At this time I would like to welcome everyone to the Third Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you’d like to withdraw your question press the pound key.

Thank you. Ms. Tomek you may begin your conference.

Allison Tomek: Thank you, (Arnika), and welcome everyone. Digital Angel and Applied Digital released our financial results yesterday after the market closed. If you did not receive a copy of those announcements, you may retrieve them from Digital Angel’s website at www.digitalangelcorp.com and Applied Digital’s website at www.adsx.com.

Before we begin the call, I must remind you that some of the information we will discuss on this call is forward-looking, including but not limited to statements about the Companies’ future expectations, including future revenues and earnings. These forward-looking statements may be affected by the risks and uncertainties in our businesses. Everything we say here today is qualified in its entirety by cautionary statements and risk factors set forth in yesterday’s press releases and our SEC filings, particularly those set forth in the Form S-4 filed with the SEC on October 4, 2007, our Forms 10-K, as amended, for the fiscal year ended December 31, 2006, which documents are publicly available. These factors and others have affected historical results, may affect future results and may cause future results to differ materially from those expressed in any forward-looking statement we may make. Our statements are as of today, November 8, and we have no obligation to update any forward-looking statement we may make.

In connection with the Merger, Applied Digital has filed with the Securities and Exchange Commission a Registration Statement on Form S-4, as amended, that contains a Joint Proxy Statement/Prospectus of Applied Digital and Digital Angel. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they become available because they will contain important information about Applied Digital, Digital Angel and the proposed transaction. The Joint Proxy Statement and other relevant materials, and any other documents filed with the SEC, may be obtained free of charge at the SEC’s web site (www.sec.gov).  In addition, investors and security holders may obtain a free copy of other documents filed by Applied Digital or Digital Angel by directing a written request, as appropriate, to Applied Digital at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, Attention: Investor Relations, or to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Investor Relations.  Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Applied Digital, Digital Angel and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction.

Information regarding the interest of these directors and executive officers in the proposed transaction are included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of Applied Digital is also included in Applied Digital’s proxy statement for the 2007 annual meeting of the Company’s stockholders, which was filed with the SEC on May 4, 2007.  Additional information regarding the directors and executive officers of Digital Angel is also included in Digital Angel’s Form 10-K/A, which was filed with the SEC on April 30, 2007. These documents are available free of charge at the SEC’s website and by contacting Investor Relations at the addresses above.

The purpose of today’s call is primarily to discuss the status and timing of the merger between Applied Digital and Digital Angel and the strategic direction of the new company. If you have any questions about the companies’ 2007 third quarter financial results, management will address them during the question and answer session.

Joining me on the call today is Michael Krawitz, Chief Executive Officer of Applied Digital, Barry Edelstein, interim Chief Executive Officer and President of Digital Angel, and Lorraine Breece, Chief Financial Officer of Applied Digital and Digital Angel. I will now turn the call over to Barry.

Barry Edelstein: Thank you, Allison, and thank you, everyone, for joining us this morning. On today’s call, I will provide an update on the status of the merger of Applied Digital and Digital Angel and talk about the ongoing operational improvements within Digital Angel. We believe the combination of Applied Digital and Digital Angel will create the world’s premier innovator and leading provider of identification, location and wellness monitoring systems for people and animals. The Company will continue to have a dedicated focus on delivering high-quality RFID and GPS solutions to some of the largest markets in the world, specializing in livestock and companion pets; medical devices; and security, defense, aviation, maritime and recreational markets.

I am very pleased to report that Digital Angel’s businesses delivered solid results in the third quarter with revenues up 64% from the third quarter of last year. Our recent acquisition of McMurdo Marine Electronics has expanded our military GPS capabilities to the commercial and recreational maritime and aviation markets, and we continue to be a world leader in EPIRB, or emergency position-indicating rescue beacon, technologies. McMurdo contributed incremental sales of $4.5 million in the third quarter and is expected to generate revenues of $12 million in 2007. McMurdo has significant brand equity and as a business has committed to saving lives. This acquisition has been extremely helpful for us thus far.

Our animal applications business also had a strong third quarter, with significant top-line growth, all of which is organic. This achievement was primarily driven by an increase in sales of approximately $2.6 million to Schering-Plough of our companion pet microchips and scanners. Our livestock identification business is also growing nicely, both in the U.S. and South America. Overall, our businesses are stronger than ever. In order to showcase the exciting events within our businesses, by the end of the month we will launch a completely revamped Digital Angel website that has a new look and is even more investor-friendly. We will keep you posted on our launch plans.

The management team is extremely focused on the strategy of NewCo, and in addition to the clean-up that occurred in the third quarter within Applied Digital, which Michael will talk about shortly, we are also continually improving our core businesses to maintain and strengthen our leadership positions for the future. Post merger, the new company will look very much like Digital Angel, with a leaner cost structure. That is, we will have a company that is a world leader in the market it serves, namely RFID identification solutions for animals and GPS search and rescue equipment for government and private sectors. The new company will reflect the depth of Digital Angel, but without the majority ownership overhang that previously held the company back. The new company, which will do business as Digital Angel Company immediately following the merger, will trade on the Nasdaq under the new ticker symbol, DIGA. By bringing together the strengths of both companies and minimizing weaknesses, not to mention hiring a new CEO, refining our strategy and improving liquidity, we are truly making a fresh start.

Our strategy is not only about integration and cost cutting, it is, more importantly, about execution. We have a renewed focus on financial responsibility and accountability at all levels. On our last call, I told you about my top four priorities are as CEO and since assuming this role in August, I am very pleased to report that we remain on track to meet our previously stated record revenue guidance of $76-80 million for the full-year. We also expect to report record revenues in the fourth quarter of this year. We expect to be operating income positive in the fourth quarter as compared to a $6.4 million operating loss for the first three quarters of the year, and perhaps to be net income positive for the quarter as well. However, due to merger costs, there may be some non-recurring expense that may prevent us from reaching net income profitability in the fourth quarter. This increase in full-year revenue represents an increase of more than 33% from 2006 at the low end of the range.

Secondly, our search of the new CEO is proceeding well. Through our search process spearheaded by Korn/Ferry, we have identified and interviewed several well-qualified candidates to be the long-term CEO of this company. The combination of the companies will enable us to recruit a high-caliber CEO who may have otherwise been dissuaded by the majority overhang and other issues and I have no doubt we will hire the right person. We are getting closer to making a decision, which we expect to be able to ready to announce in combination with the completion of the merger. But let me stress if, for any reason, we are not in a position to announce a new CEO at the time of the merger, I will stay on for as long as it takes to make certain that we have hired the right individual to grow the company for the future.

Third, we continue to maintain and improve our positioning with our products and services for our customers, distributors and employees. Our brands are stronger than ever. Within the livestock identification market, the name Destron Fearing, which has been around since 1948, is held in high regard for its consistently high-quality products. We have made substantial improvements with Destron Fearing including the use of high-speed injection molding machines that enable us to respond rapidly to our customers’ needs in a competitively priced manner. Our SARBE and McMurdo brand names are also known and respected around the world as industry-leading products that save lives. Over 40 of the world’s militaries depend on our SARBE products and McMurdo continues to outperform our expectations. Looking ahead, McMurdo intends to increase its marketing presence in the U.S., where it has only scratched the surface.

The fourth goal is something we continue to work on to take into consideration the importance of defining a new corporate strategy and the corresponding branding that goes along with it, this is a piece that will not fully occur without the input of the new CEO. In order to create a cohesive corporate strategy to be well articulated to the investor community, it must have the buy-in of the new CEO. This is not to be taken lightly and this effort is one that will take many months to do right.

We continue to believe the merger will enable us to become a stronger global competitor and a better capitalized company. This merger should also make the company more attractive to investors. We will continue to deliver high-quality RFID and GPS solutions to some of the largest and most important markets in the world. With more capital available to be deployed into our businesses, we will reinforce our leading positions in the markets we serve best.

I will now turn the call over to Michael, CEO of Applied Digital.

Michael Krawitz: Thanks, Barry and good morning everybody. In the third quarter, we took some important steps to clean-up the structure and balance sheet of Applied Digital to strengthen the combined company for the long-term. We have spoken previously of our intention to rationalize our business to focus on our core technologies, and the steps we have started to take show that dedicated effort.

During the third quarter of 2007, our management team and board of directors made important decisions to reclassify several of our subsidiaries as discontinued ops. The decision to sell these businesses will allow us to streamline our operations and focus more of our efforts on the RFID, GPS, radio communication and software markets that encompass Digital Angel’s businesses. Because they no longer fit within the framework of our strategic outlook for the company following the merger, we have decided to sell the assets or stock of our majority-owned subsidiary, InfoTech, as well as our wholly-owned subsidiaries, Computer Equity and Perimeter. This is not to say that these are bad businesses, actually they are quite good businesses, but they do not fit in with our long-term vision of the more focused company following the merger. In connection with our decision to sell Computer Equity, we wrote down approximately $5.0 million of Computer Equity’s goodwill during the third quarter.

Another part of the clean-up in the third quarter was our settlement of a lawsuit with a former employee. We are now litigation free with the exception of matters for which we are fully reserved and are pleased to be free from this management distraction. Digital Angel is also completely litigation-free.

As you know, we entered into a merger agreement with Digital Angel in August. Under the merger agreement, Applied Digital will acquire the remaining 44% minority interest it does not currently own in Digital Angel to capture the strengths of our companies and also addresses the challenges both companies have faced. We believe this proposed transaction will create the world’s leading provider of identification, location and wellness monitoring systems for people and animals.

To quickly review the terms of the agreement, Applied Digital will exchange 1.4 shares of Applied Digital common stock for each share of Digital Angel common stock owned. The transaction is subject to customary approvals, including the approval of the issuance of shares in connection with the merger by the stockholders of Applied Digital, approval of the agreement by a majority of the stockholders of Digital Angel and by a majority of the minority stockholders of Digital Angel. The SEC has declared Applied Digital’s registration statement effective and proxy statements have been mailed to Applied Digital and Digital Angel stockholders of record as of September 28, 2007. The special meetings to complete the voting process will be held on November 27, 2007 and following a successful vote, we expect to complete the merger in December of 2007.

In terms of financial results at Applied Digital, the third quarter was good. We reported significant year-over-year top-line improvement. Our wholly-owned subsidiary, PDSC, which is highly profitable had another excellent quarter. Digital Angel posted record total revenue and VeriChip, in a quarter that is typically softer, reported record sales of its infant protection and wander prevention businesses. As Digital Angel inches closer to profitability and we take the necessary steps to clean up Applied Digital’s structure, we believe that the new company’s financial performance will be stronger and more transparent following the merger.

Our current holding company structure adds unnecessary expense, and we can improve results by eliminating that. In fact, we estimate that by bringing our two companies together, we will be able to eliminate more than $2 million in duplicative expenses every year. The changes we are making at Applied Digital are important, but we believe that the merger with Digital Angel is the key to increasing value for both sets of shareholders.

We thank you for joining us this morning and are now happy to take your questions.

(Arnika)?

Operator: At this time I would like to remind everyone if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Bob Notte.

Bob Notte: Yes I’d like to ask a question please. I’d like to know if you had a net financial gain or loss from the settlement of the Datamars issue.

Man: (Unintelligible).

Michael Krawitz: Mr. Notte, Michael Krawitz. We were just quietly conversing here because we’re under confidentiality for a portion of it. But the answer to your question is it was a net – the settlement was a net gain for us. We just can’t talk about the amount.

Bob Notte: All right thank you.

Operator: As a reminder if you would like to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. At this time there are no further questions.

Michael Krawitz: Okay thank you all for joining us. We’re very excited about obviously the merger. We think it’s fabulous for our shareholders and it’s progressing very well.

We’re also very excited about the accomplishments we made in the third quarter. We have some work to do on the bottom line but the progress is unmistakable and we’re looking forward to talking to you more in the – at the next call.

I also would like to say if you have not voted yet please, please, please vote. Some of the items require a majority of the shares outstanding to vote – not just a majority of the people who actually take the time.

So every share counts, every vote counts, and while the people we talk to are very excited about the merger. We absolutely need every single person to vote. Thank you very much and we look forward to talking to you soon.

Man: Thank you everybody.

Operator: Thank you for participating on today’s Applied Digital conference call. This call will be available for replay beginning 11:30 am Eastern today through 11:59 pm Eastern on Thursday, November the fifteenth 2007.

The conference ID number for replay is 22892894. Again the conference ID number for replay is 22892894.

The number to dial for replay is 1-800-642-1687 or 706-645-9291. Again the number to dial for replay is 1-800-642-1687 or 706-645-9291.

Thank you. This does conclude today’s conference call. You may now disconnect.

END